UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2008

Commission File Number: 333-130344

NOVORI INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(state or other jurisdiction of incorporation or organization)

Suite 206 – 5550 152nd Street,
Surrey, British Columbia, Canada, V3S 5J9
(Address of principal executive offices)

(778) 571-0880
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Writtencommunicationspursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ SolicitingmaterialpursuanttoRule14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 - APPOINTMENT OF DIRECTOR

On May 27, 2008, the Company’s Board of Directors appointed Mr. Steven Zale as a director to serve on the Board of Directors of the Company. The appointment of Mr. Zale increases the number of directors sitting on the Company’s Board of Directors to three. There are no understandings or arrangements between Mr. Zale and any other person pursuant to which Mr. Zale was selected as a director.

For the past five years Mr. Zale has been the President, Chief Executive Officer and Design Director of Zalemark, Inc., a designer and manufacturer of fine jewelry based in Sherman Oaks, California. Zalemark, Inc. is a leading designer of brand jewelry whose designs include collections for brands such as Badgley Mischka®, ESQ®, Demeter® and Seventeen®.

Mr. Zale brings to the Company over 25 years of jewelry industry experience, spanning sales, marketing, retail and design. His professional awards include 2007-2008 Forbes Designer of the Year, and1983 Gold Information Center & DeBeers Designer of the Year. His designs have been featured in numerous national and international publication including DeBeers Magazine, Cosmopolitan Magazine, and Harper’s Bazaar. In the spring of 2008, Mr. Zale’s work was also featured in the inaugural designer showcase exhibition of the National Jewelry Institute held at the Forbes Galleries in New York City.

Mr. Zale is a member of the Jewelers of America, the Jewelers Board of Trade, and the Jewelers Vigilance Committee.

On May 6, 2008, the Company entered into a letter of intent with Zalemark, Inc., a company incorporated in California, to negotiate a merger between a yet to be incorporated wholly owned subsidiary of the Company to be called Novori Acquisition Corp. and Zalemark. Prior to entering into the letter of intent, the parties entered into a standstill agreement dated April 10, 2008, pursuant to which Zalemark agreed not to solicit, negotiate or encourage any transaction involving the sale of assets or shares of Zalemark to any person other than Novori until the earlier of 90 days after the date of the agreement or the completion of a merger agreement.

The aforementioned agreements between the Company and Zalemark, Inc. were first disclosed in the Report on Form 8-K filed by the Company on May 23, 2008. There is no other material relationship or family relationship between Mr. Zale any director or executive officer of the Company. Mr. Zale does not hold a directorship of any other company subject to U.S. reporting requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2008	NOVORI INC.
(Registrant)

By: /s/ Harold Schaffrick
Harold Schaffrick
President and Chief Executive Officer